UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 20, 2019
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FINJAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
 ____________________

Delaware	000-33304	20-4075963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	2000 University Avenue, Suite 600, East Palo Alto, CA	94303
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 650-282-3228

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FNJN	NASDAQ Capital Market

Item 1.01.  Entry into a Material Definitive Agreement.

The information contained in Item 5.02 regarding the employment agreement for Jevan Anderson is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 22, 2019, Finjan Holdings, Inc. (“Finjan” or the “Company”) announced that Jevan Anderson will join the company on June 3, 2019 as Chief Financial Officer, replacing Michael Noonan who is departing to explore new pursuits. Mr. Anderson will report to Phil Hartstein, Finjan’s CEO, and lead Finjan’s finance and operations. Mr. Anderson, 50, has 25 years of experience in investment banking, corporate development and strategy consulting. Most recently he was Senior Vice President, Corporate Advisory for Jones Lang LaSalle Incorporated (JLL). Prior to JLL, Jevan spent 10 years as a Managing Director and Co-Head of Technology Mergers & Acquisitions for Wells Fargo and RBC Capital Markets. Prior to his 17 year investment banking career, Jevan held roles in management consulting, strategic planning, corporate development and investor relations. Mr. Anderson holds an MBA from NYU Stern School of Business and a B.S. in Electrical Engineering from Lehigh University.

In connection with Mr. Anderson’s appointment as Chief Financial Officer of the Company, he entered into an employment agreement with the Company (the “Agreement”) under which he will serve as Chief Financial Officer of the Company, commencing June 3, 2019. Mr. Anderson will report to Phil Hartstein, the Company’s Chief Executive Officer.

The Agreement is for a term of three (3) years with one year automatic renewals at the end of each applicable term, unless notice of non-renewal is provided at least ninety (90) days prior to the applicable renewal date. Pursuant to the Agreement, Mr. Anderson will be paid an annual base salary of $350,000, subject to annual review. Mr. Anderson will be eligible for the Company’s bonus plan and will receive a sign-on bonus of $100,000, conditioned on Mr. Anderson remaining employed by the Company for one full year. In addition, the Company will recommend to the Company’s Board, upon recommendation of the Company’s Compensation Committee, that Mr. Anderson be granted 290,000 restricted stock units (“RSUs”). The grant date to be established upon approval from the Compensation Committee with the individual share price determined at the most recent market closing price per share on the NASDAQ Capital Market at the time of grant. Once approved, vesting for the RSUs will occur over 3 years with one-third vesting on the first anniversary of Mr. Anderson’s start date. Additional vesting will occur at a rate of 8.3333% every three calendar months (i.e. quarterly) thereafter, assuming Mr. Anderson’s continued employment with the Company on each scheduled vesting date, until the grant is fully vested. All other terms and conditions shall be set out in the Amended and Restated 2014 Incentive Compensation Plan, as may be amended, as well as Mr. Anderson’s award agreement specifically defining the equity grant.

Mr. Anderson will succeed Michael Noonan, the Company's Chief Financial Officer, who will be stepping down from that position upon the effectiveness of Mr. Anderson’s appointment and continue providing transition assistance to the Company. In connection with Mr. Noonan’s departure, the Company and Mr. Noonan entered into a letter agreement, which provides that upon meeting the conditions therein, Mr. Noonan will be eligible, among other things, for an additional six month’s salary ($161,250), payment of $199,942.58, which shall constitute payment in lieu of his average quarterly comp bonus, and extension of the exercisability of any vested nonqualified stock options to 12 months.

Copies of the Agreement and Mr. Noonan’s letter agreement are attached hereto as Exhibits 10.1 and 10.2, respectively. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated June 1, 2019, between Finjan Holdings, Inc. and Jevan Anderson.
10.2	Letter Agreement, dated April 29, 2019, between Finjan Holdings, Inc. and Michael Noonan.
99.1	Press Release, dated May 22, 2019, entitled “Finjan Appoints Jevan Anderson as New CFO.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINJAN HOLDINGS, INC.

Date: May 22, 2019	By:	/s/ Philip Hartstein
Philip Hartstein
President & Chief Executive Officer